NEWS

Contact:	Media: Chris Solie 1-313-845-1746	Fixed Income Investment Community: Rob Moeller 1-313-621-0881
	csolie@ford.com	rmoeller@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR CREDIT COMPANY ANNOUNCES
PRELIMINARY THIRD QUARTER EARNINGS*;
WILL RESTATE FINANCIAL RESULTS

[Note: Today's previously scheduled 11 a.m. EDT conference call for fixed income investors is canceled. Ford Motor Credit Company results will be included in Ford Motor Company's financial results announcement at 9:00 a.m. EDT. Access information is included below.]

DEARBORN, Mich., Oct. 23, 2006 -Ford Motor Credit Company today reported preliminary financial results with third quarter profits. At the same time, Ford Motor Credit announced it plans to restate previous financial results from 2001 through the second quarter of 2006 to correct the accounting for certain derivative transactions under the Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities.

THIRD QUARTER FINANCIAL RESULTS

Ford Motor Credit reported net income of $262 million in the third quarter of 2006, down $315 million from earnings of $577 million a year earlier. On a pre-tax basis from continuing operations, Ford Motor Credit earned $428 million in the third quarter, compared with $901 million in the previous year. The decrease in earnings primarily reflected lower financing margins, higher depreciation expense and the impact of lower average receivable levels.

*The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006 ("Form 10-Q Report").

"Our high-quality portfolio continues to perform very well, generating profits and dividends for Ford Motor Company," said Mike Bannister, chairman and CEO. "Our recently announced North American restructuring along with our efforts to reduce our costs globally will further enhance our operational effectiveness."

On September 30, Ford Motor Credit's on-balance sheet net receivables totaled $135 billion, compared with $132 billion on December 31, 2005. Managed receivables, which include on-balance sheet receivables and securitized off-balance sheet receivables that we continue to service, were $148 billion, compared with $150 billion on December 31, 2005. Ford Motor Credit paid cash dividends of
$300 million during the third quarter.

RESTATEMENT OF FINANCIAL RESULTS

Ford Motor Credit Company today also announced it plans to restate previous financial results from 2001 through the second quarter of 2006 to correct the accounting for certain derivative transactions under the Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities.

The correction to the accounting does not affect the economics of the derivative transactions, or have any impact on the company's cash. However, the restatements are expected to affect the preliminary financial results Ford Motor Credit Company announced today for its 2006 third quarter. Ford Motor Credit Company expects to finalize restatement amounts for the current and all previous periods by the time of the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

The company discovered that since 2001, certain interest rate swaps Ford Motor Credit Company had entered into to hedge the interest rate risk inherent in certain long-term fixed rate debt were accounted for incorrectly under SFAS 133 because they did not satisfy the standard's technical accounting rules to qualify for exemption from the more strict effectiveness testing requirements. Ford Motor Credit Company uses transactions involving derivatives, including swaps, forwards and options, to reduce economic risk and volatility in a disciplined and defensive manner. PricewaterhouseCoopers LLP, the company's independent registered public accounting firm, audited Ford Motor Credit Company's 2001 through 2005 financial statements, which included a review of these swaps.

"We are very disappointed that we must restate our earnings," said Bannister.  "We are committed to strong internal controls and reporting transparency.  Our business fundamentals remain sound, and our operations remain highly efficient and profitable."

Ford Motor Credit Company's interest rate swaps were entered into as part of its asset-liability management strategy. The swaps economically hedge the interest rate risk associated with long-term debt issuances. Although the final restatement amounts have not yet been determined, based on the information to date, we estimate that Ford Motor Credit Company's results in 2002 will improve materially - other periods are still under study.

Ford Motor Credit Company is one of the world's largest automotive finance companies and has supported the sale of Ford products since 1959. Ford Motor Credit operates in 36 countries and manages approximately $148 billion in receivables. Ford Motor Credit is an indirect, wholly owned subsidiary of Ford Motor Company. It provides automotive financing for Ford, Lincoln, Mercury, Aston Martin, Jaguar, Land Rover, Mazda and Volvo dealers and customers. More information can be found at http://www.fordcredit.com and at Ford Motor Credit's investor center, http://www.fordcredit.com/investorcenter.

THIRD QUARTER CONFERENCE CALL DETAILS

At 9 a.m. EDT, Alan Mulally, Ford Motor Company president and chief executive officer, and Don Leclair, Ford Motor Company executive vice president and chief financial officer, will host a conference call for news media and analysts to discuss Ford Motor Company's preliminary third quarter financial results and issues related to SFAS 133.

As a result, the previously scheduled fixed-income conference call has been canceled.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information - Monday, Oct. 23

Earnings: 9:00 a.m. EDT
Toll Free: 800-706-7741
International: 617-614-3471
Earnings Passcode: “Ford Earnings”

Replays - Available through Monday, Oct. 30
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628

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